Exhibit 10.1

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (“Agreement”), dated as of the 1st day of June, 2007, is entered into between AGREX, INC., a Kansas corporation (“Buyer”), and FCSTONE GROUP, INC., a Delaware corporation (“Seller”). Buyer and Seller are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”

Recitals

A. Seller owns Seven Hundred Thousand (700,000) units of membership (“Units”) of FDGI, L.L.C., a Delaware limited liability company (the “Company”).

B. Buyer owns Three Hundred Thousand (300,000) Units of the Company.

C. Buyer shall purchase from Seller, and Seller shall sell to Buyer, Four Hundred Fifty Thousand (450,000) Units of the Company (the “Acquired Equity”) upon and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of and in reliance upon the mutual representations, warranties and covenants set forth in this Agreement, the Parties hereby agree as follows:

SECTION 1

DEFINITIONS

1.1 Definition Reference. Certain capitalized terms used in this Agreement shall have the meanings set forth in Section 12.1.

1.2 Accounting Terms. Accounting terms used herein and not otherwise defined herein shall have the meanings attributed to them under GAAP.

SECTION 2

PURCHASE AND SALE OF UNITS

2.1 Purchase of Acquired Equity. Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer the Acquired Equity to Buyer and Buyer will purchase the Acquired Equity from Seller.

2.2 Purchase Price. The aggregate purchase price for the Acquired Equity will be an amount (the “Purchase Price”) equal to Six Million Seven Hundred Fifty Thousand Dollars ($6,750,000).

2.3 Payment. At the Closing, subject to the terms and conditions of this Agreement, Buyer will pay and deliver to Seller an amount in cash (the “Closing Payment”) equal to the Purchase Price. The Closing Payment will be paid by means of a wire transfer of immediately available funds to an account or accounts designated by Seller.

SECTION 3

THE CLOSING

3.1 The Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Seller in Kansas City, Missouri, commencing at 9:00 a.m. local time on June 1, 2007, or such other date as the Parties may mutually determine (the “Closing Date”). Notwithstanding the foregoing, the Parties agree and acknowledge that the effective time of the consummation of the transactions contemplated hereby shall be 12:01 a.m. on the Closing Date.

3.2 Actions at or Prior to the Closing. At or prior to the Closing, (a) Buyer will deliver the various certificates, instruments, and documents referred to in Section 8.2 below; (b) Seller will deliver the various certificates, instruments, and documents referred to in Section 8.1 below; (c) Buyer will deliver to Seller the Closing Payment, as provided in Section 2.3 above; and (d) Seller shall deliver any certificates evidencing the Acquired Equity, either endorsed in blank or with transfer powers endorsed and attached thereto.

3.3 Interdependence. The sale and other transfers and deliveries described herein shall be mutually interdependent and regarded as occurring simultaneously as of the Closing; and, unless a particular transfer or delivery is waived by both the transferor and transferee, no such transfer or delivery shall become effective unless and until all the other transfers and deliveries provided for herein have also been consummated.

SECTION 4

REPRESENTATIONS AND WARRANTIES CONCERNING BUYER

Buyer represents and warrants to Seller as follows:

4.1 Organization, Authority and Capacity. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas. Buyer has full power and authority to execute, deliver, and perform this Agreement, and all the other agreements, instruments and documents to be executed and delivered by it in connection herewith, in accordance with their respective terms, and such execution, delivery and performance by Buyer has been, or as of the Closing Date will be, approved by all requisite company action. This Agreement, and all the other agreements, instruments and documents to be executed and delivered herewith, have been duly executed and delivered by Buyer, and each constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

4.2 No Consents or Conflicts. Except as set forth on Schedule 4.2, no consent of, or filing with, any Governmental Authority or third party is required in connection with the execution, delivery or performance of this Agreement or any of the other agreements, instruments or documents to be delivered by or on behalf of Buyer in connection herewith. Neither the execution and delivery nor the performance of this Agreement or any of the other agreements, instruments or documents to be delivered by or on behalf of Buyer in connection herewith conflicts with, violates or results in any breach, or constitutes a default or causes an acceleration of any

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obligation, of (a) any judgment, decree, order, statute, rule or regulation applicable to Buyer, (b) any permit, agreement or other instrument to which Buyer is a party or by which Buyer or any of its assets is bound, or (c) any provision of Buyer’s charter documentation.

4.3 Investment Purpose. Buyer is making the investment for its own account for investment purposes and not with a view to the sale or distribution of the Acquired Equity. Buyer has no intention to sell or otherwise transfer the Acquired Equity to anyone for at least nine (9) months following the purchase of the Acquired Equity.

4.4 Due Diligence. Buyer has made such investigation of the Company as it deemed appropriate to obtain information regarding the financial condition of the Company and to evaluate the merits and risks of this investment. Buyer has had the opportunity to ask questions of, and receive answers from, representatives of the Company concerning the financial condition and business prospects of the Company and the information provided to Buyer. Management of the Company has satisfactorily answered all inquiries that Buyer has put to it concerning the business affairs of the Company.

SECTION 5

REPRESENTATIONS AND WARRANTIES OF SELLER

REGARDING THE COMPANY

Seller represents and warrants to Buyer as follows:

5.1 Organization, Authority and Capacity. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to own, lease and operate its assets and properties and carry on its business as and where such assets and properties are now owned or leased and as such business is presently being conducted. The Company is qualified as a foreign entity to do business in the locations set forth in Schedule 5.1 which are all states where the failure to so qualify would have a Material Adverse Effect on the Company or its business.

5.2 No Consents or Conflicts. Except as set forth on Schedule 5.2: (a) No consent of, or filing with, any Governmental Authority or third party is required in connection with the execution, delivery or performance of this Agreement or any of the other agreements, instruments or documents to be delivered by or on behalf of the Company in connection herewith; and (b) Neither the execution and delivery nor the performance of this Agreement or any of the other agreements, instruments or documents to be delivered by or on behalf of the Company in connection herewith conflicts with, violates or results in any breach, or constitutes a default or causes an acceleration of any obligation, of (i) any judgment, decree, order, statute, rule or regulation applicable to the Company or Seller, (ii) any permit, license, agreement or other instrument to which the Company or Seller is a party or is bound or by which the Company’s assets is subject, or (iii) any provision of any of the Company’s charter documents.

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5.3 Books and Records.

(a) The Company currently has 1,000,000 Units issued and outstanding. All of the issued and outstanding Units have been duly authorized and issued, pursuant to the terms of the Company’s operating agreement dated as of September 1, 2000. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its Units. The Company does not own, beneficially or of record, any equity or ownership interest in any other Person.

(b) The books of account, minute books, ownership record books, and other records of the Company are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the members, the Board of Managers, and committees of the Board of Managers of the Company. At the Closing, all of those books and records will be in the possession of the Company.

5.4 Financial Statements. Set forth on Schedule 5.4 are the following financial statements (the “Financial Statements”): (i) the Company’s audited balance sheet and related statements of operations, member’s equity, and cash flows for the fiscal years ended August 31, 2005 and August 31, 2006; and (ii) the Company’s unaudited balance sheet (the “Company Balance Sheet”) and related statement of income for period ending April 30, 2007. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly, in all material respects, the financial condition of the Company as of such dates and the results of operations for the periods specified; provided, that the unaudited Financial Statements described above are subject to normal year-end adjustments and absence of footnotes, none of which are, individually or in the aggregate, material.

5.5 No Liabilities. To Seller’s Knowledge the Company has no Liabilities of any kind (contingent or otherwise) except (a) as reflected on the Company Balance Sheet, (b) future performance obligations under contracts, (c) liabilities incurred in the ordinary course of business, since the date of the Company Balance Sheet, and (d) Liabilities related to the Pre-Close Qualified Plan Matters or contingent liabilities in proceedings listed in Schedule 5.9.

5.6 No Changes. Except as set forth on Schedule 5.6 and Schedule 5.9, since January 1, 2007, the Company has conducted its business only in the ordinary course of business and there has not been any:

(a)	issuance, sale or transfer any Units or other equity securities, securities convertible into Units or other equity securities or warrants, options or other rights to acquire Units or other equity securities, or any bonds or debt securities;

(b)	amendment to the charter documents of the Company;

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payment or increase by the Company of any bonuses, salaries, or other compensation to any member, manager, officer, other than in the ordinary course of business and in accordance with previously adopted compensation plans

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or except in the ordinary course of business and consistent with past practice employ or enter into any employment, severance, or similar contract with any manager, officer, or employee;

(d)	adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees;

(e)	damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, having a Material Adverse Effect, the properties, assets, business, financial condition, or prospects of the Company;

(f)	entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least $20,000;

(g)	sale (other than sales of inventory in the ordinary course of business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any Lien on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Rights;

(h)	cancellation or waiver of any claims or rights with a value to the Company in excess of $10,000;

(i)	material change in the accounting methods used by the Company; or

(j)	agreement, whether oral or written, by the Company to do any of the foregoing.

5.7 Receivables. To Seller’s Knowledge the accounts receivable reflected on the Company Balance Sheet are stated thereon in accordance with GAAP, consistently applied. The accounts receivable of the Company net of allowance for doubtful accounts (i) are bona fide receivables representing amounts due with respect to actual, arm’s length transactions entered into in the ordinary course of business, (ii) are legal, valid and binding obligations of the obligors, and (iii) are good and collectible in accordance with their terms.

5.8 Compliance with Laws. Except with respect to claims as set forth in Schedule 5.9, the Company is not, nor at any time in the past has been, in violation of any Law, including, without limitation, any Law pertaining to securities (including, without limitation, the Securities Act, the Exchange Act and state “blue sky” Laws), environmental protection, occupational health or safety, employee benefits, or employment practices which would have a Material Adverse Effect on the Company or its business. The Company is the holder of, and has all of the, permits and licenses applicable to or necessary to conduct its business in compliance with Laws. All such permits and licenses are in full force and effect, and no proceeding is pending or threatened to revoke or limit any of them.

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5.9 No Litigation. Except as set forth on Schedule 5.9, there is no claim, litigation, investigation or proceeding pending or threatened against the Company. There are no pending or threatened controversies, grievances or claims by any employee or former employee of the Company with respect to their employment, compensation, benefits or working conditions, nor is there any reasonable basis upon which any such possible grievance or claim could be based. Except as set forth on Schedule 5.9, there are no pending or threatened claims by any party against the Company relating to products sold or services performed by the Company, nor to Seller’s Knowledge is there any reasonable basis upon which any such claim could be based.

5.10 Taxes. Except as set forth in Schedule 5.10:

(a) the Company has accurately prepared and duly and timely filed, or caused to be duly and timely filed, all federal, state, foreign and local Tax returns and reports required to be filed by it, (b) the Company has paid, or has made adequate provision or set up an adequate accrual or reserve (in each case as reflected on the Financial Statements) for the payment of, all Taxes shown to be owing on such returns, (c) the accrual for Taxes shown on the Financial Statements is sufficient to cover all Liabilities of the Company for Taxes (including, without limitation, interest through the date of the Financial Statements and any additions to Taxes or penalties) that have accrued in respect of periods through the date of such Financial Statements for which returns and reports as of such date were not yet due, and (d) the Company is not a party to any action or proceeding, nor is any such action or proceeding threatened, by any Governmental Authority for the assessment or collection of any Taxes, and no deficiency notices or reports have been received by the Company in respect of any deficiencies for any Taxes. The Company has not elected pursuant to the Code to be treated as a Subchapter S Corporation or collapsible corporation pursuant to Section 341(f) or Section 1362(a) of the Code, nor has it made any other election pursuant to the Code that would have a Material Adverse Effect on the Company.

5.11 Suppliers and Customers and Conflicts. None of the Company’s customers or suppliers has notified the Company in writing that it intends to cancel or otherwise substantially modify its relationship with the Company or limit its services, supplies or materials to the Company, or its usage or purchase of the services and products of the Company either as a result of the transactions contemplated hereby or otherwise that would have a Material Adverse Effect on the Company or its business. Except with respect to non-disclosure agreements entered into in the ordinary course of business, the Company is not a party to, or otherwise subject to, any contract or agreement that (a) limits or purports to limit its ability to compete in any way with any person or entity, or (b) restricts it from disclosing any information in any way.

5.12 Absence of Certain Business Practices. Neither the Company, or any other person acting on its behalf, directly or indirectly, has given or agreed to give any gift or similar benefit to any Person which (a) might subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, might have had an adverse effect on the assets, properties, business or operations of the Company, or (c) if not continued in the future, might adversely affect the Company’s assets, operations or its prospects or which might subject the Company to suit or penalty in any private or governmental litigation or proceeding.

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5.13 Intellectual Property. Schedule 5.13 lists all Intellectual Property Rights owned or used by the Company or in which (as noted on such Schedule) the Company has any rights or licenses. Except as and to the extent set forth in Schedule 5.13, the Company has such rights of ownership or use in the Intellectual Property Rights as are necessary to enable the Company to conduct all phases of its business in the manner presently conducted, and such use does not conflict with, infringe, or otherwise violate any rights of any Person. Except as and to the extent set forth in Schedule 5.13, there have been no actions (threatened or otherwise) before the U.S. Patent and Trademark Office or other judicial, arbitration, or other adversary actions or proceedings, or written inquiries or notices regarding any such action or proceeding, concerning the Intellectual Property Rights listed in Schedule 5.13. Except as set forth on Schedule 5.13, the Company has the exclusive right to use all of the Intellectual Property Rights listed in Schedule 5.13. None of the Intellectual Property Rights have been used, divulged, or appropriated for the benefit of any past or present employees or any other Person, or to the detriment of the Company.

5.14 Contracts Generally. Schedule 5.14 contains a complete and accurate list of the following Contracts to which the Company is a party or pursuant to which the Company has any direct or indirect Liability:

(a) all Contracts requiring payments in the aggregate in excess of $50,000;

(b) all Contracts with a remaining term in excess of one (1) year;

(c) all Contracts with, among or between the Company and any Affiliate or Affiliates of the Company;

(d) all loan, financing, security, or other Contracts evidencing or relating to indebtedness, guarantees, or Liens;

(e) all Contracts with distributors, dealers or sales representatives;

(f) all management, employment, severance, nondisclosure, noncompetition, or agency Contracts;

(g) all labor Contracts and collective bargaining agreements;

(h) all Contracts containing covenants limiting the freedom to compete with any Person or in any geographic area or market;

(i) all Contracts relating to Intellectual Property Rights;

(j) all Contracts with customers;

(k) all Contracts pursuant to which the Company leases real property or personal property;

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(l) all Contracts entered into outside of the ordinary course of business; and

(m) all other Contracts material to the conduct and operation of the Company’s business.

5.15 Compliance with Contracts. With respect to the Contracts identified in Schedule 5.14:

(a) the Company is not in default under or in violation of any provisions thereof which would result in a Material Adverse Effect on the Company;

(b) no event has occurred which, with notice or lapse of time or both, would constitute such a default or violation;

(c) each such Contract is a legal, valid and binding obligation of the Company and of any other party thereto; and

(d) to Seller’s Knowledge there is no default under, or any violation of any provisions of, any of the foregoing by any other party thereto which would have a Material Adverse Effect on the Company.

5.16 Product Warranty. Except as set forth on Schedule 5.16, (a) each product sold or furnished by the Company has been sold or furnished in conformity with all applicable contractual commitments and all express and implied warranties; (b) to Seller’s Knowledge the Company has no Liability (and there is no basis for any present or future demand, action, or proceeding against the Company giving rise to any Liability) for the furnishing of replacement products or additional products at below market prices or for any other damages in connection with any such product; and (c) to Seller’s Knowledge no product delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of the applicable Contract.

5.17 Product Liability. To Seller’s Knowledge and except as set forth on Schedule 5.17, the Company has no Liability (and there is no basis for any present or future demand, action, or proceeding against the Company giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product sold, used or delivered by the Company.

5.18 Employment. There are no pending grievances or claims before the Equal Employment Opportunity Commission or any other Governmental Authority by any employee or former employee of any of the Company with respect to his or her employment, termination of employment or any compensation or employee benefits (other than routine claims for benefits under a Benefit Plan). The Company is not a party to any collective bargaining agreement or employee grievance procedure or dispute resolution mechanism nor to Seller’s Knowledge is there threatened or underway any union organizational activities or proceedings with respect to employees of the Company. Since January 1, 2004, there has been no labor strike, slowdown or stoppage pending or threatened against the Company.

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5.19 Employee Benefits. Except as provided in Schedule 5.19, the Company has not maintained, sponsored, contributed to or incurred any Liability under any Benefit Plan (as defined below) that is subject to any provision of Title IV of ERISA or Section 412 of the Code. Except as provided in Schedule 5.19, the Company has not incurred any obligation to contribute to or any Liability under any “multi-employer plan” within the meaning of Section 4001(a)(3) of ERISA, or ever participated in any “multiple employer plan” within the meaning of Section 413(c) of the Code. Except as provided in Schedule 5.19 the Company does not have(or in the event of any termination or withdrawal would not have) any actual or potential Liability for any termination or complete or partial withdrawal from any such multi-employer plan or multiple employer plan. Except as provided in Schedule 5.19, to Seller’s Knowledge, the terms of each Benefit Plan of the Company are, and each Benefit Plan has been established, maintained and administered, in compliance with the requirements of all laws, including ERISA, and, where applicable, section 401 of the Code and any other provisions of the Code related to any tax-favored treatment intended for such Benefit Plan or applicable to plans or trusts of its type, subject to the timely execution of any legally required update amendments, and each Benefit Plan has been administered in accordance with its terms. Except as provided in Schedule 5.19, to Seller’s Knowledge, there are not now, nor have there been, any transactions involving any of the Company’s Benefit Plans which are prohibited under ERISA, the Code or any other Law. As of the date hereof, to Seller’s Knowledge there are no pending or threatened claims by or on behalf of any of the Company’s Benefit Plans or by any Company employee alleging a violation of the Benefit Plan terms or breach or breaches of fiduciary duties or violations of other applicable state or federal law which could result in Liability on the part of the Company or any of the Company’s Benefit Plan under ERISA or any other law, nor to Seller’s Knowledge is there any basis for such a claim. Except as provided in Schedule 5.19 all returns, reports, disclosure statements and premium payments required to be made under ERISA and the Code with respect to the Company’s Benefit Plans have been timely filed or delivered. Each Benefit Plan of the Company that is intended to be qualified under Section 401(a) or 401(k) of the Code is so qualified and has received a determination letter from the Internal Revenue Service covering all amendments required to be adopted to date and there are no circumstances which exist that are reasonably likely to adversely affect the tax-qualified status of such Benefit Plan or result in the revocation of such letter. Except as provided in Schedule 5.19 the Company has made all contributions and payments required to be made to or under each of its Benefit Plans within the time prescribed by Law or, if earlier, the terms of the Benefit Plan. Except as set forth on Schedule 5.19, none of the Benefit Plans provide life insurance, medical or health benefits to Persons who are not current employees of the Company or their dependents, except as required by Part 6 of Title I of ERISA or any similar state law or provides severance benefits to any active or former employee. Except as provided in Schedule 5.19 the Company has retained the right to unilaterally amend or terminate each Benefit Plan to the fullest extent permitted by Law. Complete and correct copies of all of the following documents either have been delivered to Buyer or will be delivered to Buyer prior to Closing: (i) all Benefit Plans which the Company has at any time during the preceding six years maintained or contributed to, and all amendments thereto and summary plan descriptions thereof, if any, including accurate summaries of any such Benefit Plans which are oral, (ii) all Forms 5500 prepared or filed for any Benefit Plan for the most recent two years, and (iii) all determination letters issued by the Internal Revenue Service with respect to any Benefit Plan. To Seller’s Knowledge, no payment due to any employee, former employee, director, consultant or agent as a result of the transactions contemplated by this Agreement will or could be

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characterized as an “excess parachute payment” within the meaning of Section 280G of the Code. The term “Benefit Plan” means each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, and any other fringe benefit program or similar plan or arrangement, including without limitation any employee loan, incentive compensation, bonus, profit sharing, deferred compensation, severance, change of control, unit option or purchase plan, phantom unit or unit appreciation rights plan, guaranteed annual income plan or arrangement, noncompetition or consulting agreement.

5.20 Inventory. The inventories reflected on the Company Balance Sheet are stated thereon in accordance with GAAP, consistently applied. Subject to reserves reflected in the Company Balance Sheet, as adjusted to reflect operations thereafter in accordance with past practices, the inventory of the Company is suitable for sale in the ordinary course of business in accordance with past practices.

5.21 Insurance. Schedule 5.21 contains a description of each insurance policy, bond or other form of insurance maintained by the Company as of the date of this Agreement and for the three (3) years prior to the date of this Agreement (the “Insurance Policies”). All the Insurance Policies are in full force and effect and the Company is not in default with respect to its obligations under any of the Insurance Policies. Since January 1, 2004, no written notice of cancellation or termination has been received by the Company with respect to any Insurance Policy. No Insurance Policy contains a provision that would permit the termination, limitation, lapse, exclusion or change in the terms of coverage of such Insurance Policy (including, without limitation, change in the limits of liability) by reason of the consummation of the transactions contemplated by this Agreement. Schedule 5.21 contains a list of claims made under any of the Insurance Policies at any time since January 1, 2004.

5.22 Title to Assets. Except as set forth on Schedule 5.22, the Company owns all of its assets free and clear of all Liens.

5.23 No Misrepresentations. No representation or warranty made by Seller in this Agreement, the Schedules or Exhibits hereto, or any certificate or document delivered in connection herewith contains any untrue statement of a material fact or omits to state a fact required to be stated therein or herein or necessary to make the statements and facts contained therein or herein, in light of the circumstances under which they are made, not false or misleading. Copies of all documents delivered or made available to Buyer by Seller or the Company were complete and accurate copies of such documents.

SECTION 6

REPRESENTATIONS AND WARRANTIES OF SELLER

REGARDING THE TRANSACTION

Seller represents and warrants to Buyer as follows:

6.1 Authority and Capacity. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has full power, capacity and authority to execute, deliver, and perform this Agreement, and all other agreements, instruments and documents to be executed and delivered by it in connection herewith, in accordance with their respective

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terms. This Agreement, and all the other agreements, instruments and documents to be executed and delivered herewith, have been duly executed and delivered by Seller, and each constitutes the legal, valid and binding obligation of the Seller, enforceable against Seller in accordance with its terms.

6.2 No Consents or Conflicts. Except as set forth on Schedule 6.2, no consent of, or filing with, any Governmental Authority or third party is required in connection with the execution, delivery or performance of this Agreement or any of the other agreements, instruments or documents to be delivered by or on behalf of Seller in connection herewith. Neither the execution and delivery nor the performance of this Agreement or any of the other agreements, instruments or documents to be delivered by or on behalf of Seller in connection herewith conflicts with, violates or results in any breach, or constitutes a default or causes an acceleration of any obligation, of (a) any judgment, decree, order, statute, rule or regulation applicable to Seller, (b) any permit, agreement or other instrument to which Seller is a party or is bound, or (c) any provision of Seller’s charter documentation

6.3 Ownership of Units. Seller owns the Acquired Equity free and clear of all Liens.

6.4 Brokerage. No Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of Seller, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.

SECTION 7

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period from and after the execution of this Agreement until the earlier to occur of either the Closing or the termination of this Agreement:

7.1 General. Each of the Parties will use commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 8 below).

7.2 Third Party Consents. Buyer will use commercially reasonable efforts to obtain the third-party consents set forth on Schedule 4.2. Seller will use commercially reasonable efforts to obtain the third-party consents set forth on Schedule 5.2 and on Schedule 6.2.

7.3 Regulatory Matters and Required Approvals. Each of the Parties will give any notices to, make any filings with, and use commercially reasonable efforts to obtain any authorizations, consents, and approvals of Governmental Authorities necessary in order either to consummate the transactions contemplated hereby or for the Company to conduct its businesses after Closing.

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7.4 Operation of the Business. Except as Buyer may approve (with such approval not to be unreasonably withheld), or as otherwise expressly contemplated or permitted by this Agreement, Seller shall cause the Company to conduct its business in the ordinary course in accordance with past practice, and not take or omit to be taken any action which could reasonably be expected to result in a Material Adverse Effect or take, or agree (whether in writing or otherwise) to take, any action that would result in a violation of Section 5.6 hereof.

7.5 Full Access. The Seller shall cause the Company to permit representatives of Buyer to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents, provided, however, that such investigation shall not interfere unreasonably with the normal operations of business.

7.6 Notice of Developments. Seller will give prompt written notice to Buyer of any development, of which it becomes aware, causing a breach of any of its representations and warranties in Section 5 or Section 6 above. No disclosure by the Seller pursuant to this Section 7.6, however, shall be deemed to amend or supplement the Schedules or to prevent or cure any failure of a closing condition, misrepresentation, breach of warranty, or breach of covenant.

SECTION 8

CONDITIONS PRECEDENT

8.1 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) Seller shall have procured all of the third party consents specified in Section 5.2 and in Section 6.2 above;

(b) Each of the representations and warranties set forth in Section 6 shall be true and correct as of the Closing Date as though such representations and warranties were made as of the Closing Date. Each of the representations and warranties set forth in Section 5 that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made as of the Closing Date, and each of the representations and warranties set forth in Section 5 that are qualified by materiality or Material Adverse Effect shall be true and correct as of the Closing Date as though such representations and warranties were made as of the Closing Date.

(c) The Company and Seller shall have performed, and complied in all respects with, all of their undertakings and agreements required by this Agreement to be performed or complied with by them prior to the Closing Date;

(d) No action, suit, or proceeding shall be pending or threatened before any Governmental Authority or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of Buyer to acquire the Acquired Equity, or (D) affect adversely the right of the Company to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

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(e) The assets and liabilities of the Savings Plan attributable to the employees of the Company shall be segregated into a separate plan, subject, if applicable, to the terms of Section 414(l) of the Code.

(f) Seller shall have executed and delivered to Buyer an Amended and Restated Members Agreement in the form attached hereto as Exhibit A (the “Members Agreement”);

(g) Seller shall have executed and delivered to Buyer an Amended and Restated Operating Agreement in the form attached hereto as Exhibit B (the “Operating Agreement”).

(h) The Company shall have repaid to Seller all unpaid principal and accrued interest due to Seller under that certain Subordinated Note dated June 28, 2006 and that certain Subordinated Note dated November 27, 2006 (collectively, the “Seller Notes”);

(i) Buyer shall have extended a loan to the Company in the principal amount of $1,077,458.47 and otherwise upon the same terms and conditions set forth in the Seller Notes;

(j) There shall have been no Material Adverse Effect with respect to the Company; and

(k) Seller shall have delivered to Buyer a certificate, signed by Seller, to the effect that each of the conditions specified in this Section 8.1 is satisfied in all respects.

All actions to be taken by Seller and the Company in connection with, and required for, consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer. Buyer may waive any condition specified in this Section 8.1 if it executes a writing so stating at or prior to the Closing.

8.2 Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) Buyer shall have procured all of the third party consents specified in Section 4.2 above;

(b) The representations and warranties set forth in Section 4 above shall be true and correct in all respects in each case on the date hereof and at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date;

(c) Buyer shall have performed, and complied in all respects with, all of its undertakings and agreements required by this Agreement to be performed or complied with by it prior to the Closing Date;

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(d) No action, suit, or proceeding shall be pending or threatened before any Governmental Authority or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

(e) Buyer shall have executed and delivered to Seller the Members Agreement;

(f) Buyer shall have executed and delivered to Seller the Operating Agreement;

(g) Buyer shall have extended a loan to the Company in the principal amount of $1,077,458.47 and otherwise upon the same terms and conditions set forth in the Seller Notes; and

(h) Buyer shall have delivered to Seller a certificate, signed by an authorized officer, to the effect that each of the conditions specified in this Section 8.2 is satisfied in all respects.

All actions to be taken by Buyer in connection with, and required for, consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller. Seller may waive any condition specified in this Section 8.2 if it executes a writing so stating at or prior to the Closing.

SECTION 9

TERMINATION

9.1 Termination of Agreement. The Parties may terminate this Agreement as provided below:

(a) by mutual written consent at any time prior to the Closing;

(b) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing Date (A) in the event Seller has breached any representation, warranty, or covenant contained in this Agreement, Buyer has notified Seller of the breach in writing, and the breach has continued without cure for a period of 15 days after the notice of breach, or (B) if the Closing shall not have occurred on or before August 31` , 2007, by reason of the failure of any condition precedent under Section 8.1 hereof (unless the failure results primarily from Buyer breaching any representation, warranty, or covenant contained in this Agreement); and

(c) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any representation, warranty, or covenant contained in this Agreement, Seller have notified Buyer of the breach in writing, and the breach has continued without cure for a period of 15 days after the notice of breach, or (B) if the Closing shall not

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have occurred on or before August 31, 2007, by reason of the failure of any condition precedent under Section 8.2 hereof (unless the failure results primarily from Seller breaching any representation, warranty, or covenant contained in this Agreement).

9.2 Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by any or all of the Parties pursuant to Section 9.1, written notice thereof shall forthwith be given by the terminating Party to the other Party and, in such event, this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the Parties, and no Party shall have any rights against the other Party or any of such other Party’s directors, officers, employees, agents, consultants, representatives, advisers, shareholders or Affiliates; provided, however, that (a) the foregoing shall not be construed to deprive any Party hereto of any remedy hereunder or at law or equity if this Agreement is terminated in violation of this Agreement or to deprive the non-breaching Party of any remedy if it is terminated pursuant to Section 9.1(b) or (c) hereof; and (b) the provisions of Section 12.12 shall survive termination of this Agreement.

SECTION 10

INDEMNIFICATION

10.1 Gains and Loss Adjustment for Certain Extraordinary Company Matters. After Closing, the Seller and Buyer shall share gains and losses of certain extraordinary claims and recoveries arising from pre-Closing matters in proportion to their respective ownership interest in Company prior to Closing, as follows:

(a) The Operating Agreement and Members Agreement shall provide that (i) any Qualifying Contingent Losses to Company and any Qualifying Contingent Gains to Company shall be allocated as extraordinary gains and losses seventy percent (70%) to Seller and thirty per cent (30%) to Buyer, as of the end of each fiscal year after Closing, and (ii) any Qualifying Contingent Loss Expenses shall be allocated to Seller.

(b) The Operating Agreement and Member Agreement shall further provide for immediate mandatory additional capital contributions from Seller, or mandatory cash distributions to Seller, as required so that the ratio of Seller’s capital account to the total of all capital accounts shall remain unchanged after giving effect to allocations of gains and losses under Section 10.1(a) and such capital contributions or distributions.

(c) As used in this Section 10.1:

(i) “Qualifying Litigation” means any litigation instituted against the Company either now existing (including any litigation disclosed in this Agreement, on Schedule 5.9 or on any other Schedule hereto) or hereafter initiated which relates to any event occurring on or before the Closing Date.

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(ii) “Qualified Company Claims” shall mean the affirmative claims currently asserted by Company for bad debts or losses as listed in Schedule 10.1.

(iii) “Qualifying Contingent Losses to Company” shall mean (i) any payment by Company required or reasonably deemed advisable with respect to Pre-Close Qualified Plan Matters, but not including any Qualifying Contingent Loss Expenses; and (ii) payments made by Company with respect to any adverse order, judgment, decision or outcome in Qualifying Litigation to the extent in excess of any reserve for such matter reflected within Company’s balance sheet as of Closing, but not including Company’s own cost of defense and attorney’s fees.

(iv) “Qualifying Contingent Loss Expenses” shall mean all fees, fines, penalties, interest and out-of pocket costs and expenses (including but not limited to filing fees, legal and actuarial expenses and any other such expenses) incurred by the Company in connection with Pre-Close Qualified Plan Matters.

(v) “Qualifying Contingent Gains to Company” shall mean all affirmative recoveries, and positive accruals, made by Company in the Qualifying Litigation and all recoveries by Company on Qualified Company Claims to the extent such payments exceed any accruals for such matter reflected within Company’s balance sheet as of Closing, provided that affirmative recoveries and positive accruals made by Company in the litigation with Portland Systems, Inc., et al. with respect to construction of bins at a grain facility located at the port of Mobile, Alabama, which would be appropriated to repair of such bins and any other related facilities, shall be excluded.

10.2 Survival of Representations and Warranties. The representations and warranties of Buyer in Section 4 and of Seller in Section 5 and Section 6 shall survive the Closing and continue to be binding regardless of any investigation made at any time by any Party hereto.

10.3 Indemnification by Buyer. Buyer shall defend, indemnify and hold harmless Seller and its Affiliates (the “Seller Indemnified Parties”) from and against and pay or reimburse the Seller Indemnified Parties for:

(a) any and all Losses to Seller resulting from or arising out of breach or nonperformance of any representation, warranty, covenant or obligation made or incurred by Buyer in, or pursuant to, this Agreement including, but not limited to, Section 4 hereof; and

(b) any and all Losses to Seller resulting from or arising out of claims of any broker, finder, or other Person acting in a similar capacity on behalf of Buyer in connection with the transactions herein contemplated.

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10.4 Indemnification by Seller. Seller shall defend, indemnify and hold Buyer and their respective officers, directors, agents and Affiliates (the “Buyer Indemnified Parties”) from and against and pay or reimburse the Buyer Indemnified Parties for:

(a) any and all Losses to Buyer resulting from or arising out of any breach or nonperformance of any representation, warranty, covenant or obligation made or incurred by Seller in, or pursuant to, this Agreement including, but not limited to, Sections 5 and 6 hereof, except that Qualifying Contingent Losses and Qualifying Contingent Loss Expenses shall be governed exclusively by the terms of Section 10.1; and

(b) any and all Losses to Buyer resulting from or arising out of claims of any broker, finder, or other Person acting in a similar capacity on behalf of Seller in connection with the transactions herein contemplated.

10.5 Third Party Claims. If any legal proceedings shall be instituted or any claim is asserted by any third party in respect of which the Seller Indemnified Parties on the one hand, or the Buyer Indemnified Parties on the other hand, may be entitled to indemnity hereunder, the party asserting such right to indemnity (the “Indemnified Party”) shall give the party from whom indemnity is sought (the “Indemnifying Party”) written notice thereof and copies of any documents in its possession which relate to such third-party claim, action or proceeding. A delay in giving notice shall only relieve the recipient of Liability to the extent the recipient suffers actual prejudice because of the delay. The Indemnifying Party shall have the right, at its option and expense, to participate in the defense of such a proceeding or claim, but not to control the defense, negotiation or settlement thereof, which control shall at all times rest with the Indemnified Party, unless the proceeding or claim involves only money damages and the Indemnifying Party: (i) irrevocably acknowledges in writing complete responsibility for and agrees to indemnify the Indemnified Party, and (ii) furnishes satisfactory evidence of its financial ability to indemnify the Indemnified Party, in which case the Indemnifying Party may assume such control through counsel of its choice and at its expense, but the Indemnified Party shall continue to have the right to be represented, at its own expense, by counsel of its choice in connection with the defense of such a proceeding or claim. If the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party could reasonably be expected to affect adversely the Indemnified Party’s Liability or the ability of the Indemnified Party to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that could reasonably be available to the Indemnifying Party in respect to such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party; provided, however, that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed. If the Indemnifying Party does not assume control of the defense of such a proceeding or claim on a timely basis, the entire defense of the proceeding or claim by the Indemnified Party, any settlement made by the Indemnified Party, and any judgment entered in the proceeding or claim shall be deemed to have been consented to by, and shall be binding on, the Indemnifying Party as fully as though it alone had assumed the defense thereof and a judgment had been entered in

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the proceeding or claim in the amount of such settlement or judgment, except that the right of the Indemnifying Party to contest the right of the other to indemnification under this Agreement with respect to the proceeding or claim shall not be extinguished. If the Indemnifying Party does assume control of the defense of such a proceeding or claim, it will not, without the prior written consent of the Indemnified Party, settle the proceeding or claim or consent to entry of any judgment relating thereto which does not include as an unconditional term thereof the giving by the claimant to the Indemnified Party a release from all Losses in respect of the proceeding or claim. The Parties agree to provide each other with reasonable cooperation in connection with the defense, negotiation or settlement of any such proceeding or claim.

SECTION 11

POST-CLOSING COVENANTS

11.1 Further Assurances. The Parties agree that each will execute and deliver to the others any and all documents and instruments in addition to those provided for herein that may be necessary to effectuate the provisions of this Agreement at or after the Closing Date, including, without limitation, such further conveyances, assignments or other written assurances as Buyer may reasonably request in order to perfect and protect Buyer’s right, title and interest to the Acquired Equity.

11.2 Cooperation in Performing Certain Obligations. The Parties shall cooperate to seek the consent of any customer, vendor or other Person where such consent is necessary to maintain any Contract of the Company in full force and effect. If any customer, vendor or other Person refuses or otherwise fails to provide any such consent with regard to any Contract, this Agreement shall not be deemed to constitute an undertaking to assign or transfer the same; provided, however, that the Parties will cooperate with each other in any reasonable arrangement designed to provide the Company with all the benefits and obligations under such Contract.

11.3 Employee Benefit Plans. Except as otherwise provided in Sections 11.5 and 11.6, from and after the Closing, Buyer shall have primary responsibility for determining the disposition of any employee benefit plans (within the meaning of Section 3(3) of ERISA) covering employees of the Company, including decisions as to establishment, maintenance and termination of any such employee benefit plans. Except as provided in Section 10.1, all post-Closing costs attributable to any such plans shall be allocated between Buyer and Seller in proportion to their respective post-Closing ownership interests in the Company.

11.4 Restrictive Covenants.

(a) Seller Noncompetition. Seller hereby covenants and agrees that, during the period from the Closing Date through the second (2nd) anniversary of the Closing Date (the “Noncompetition Period”), it shall not, without prior written consent of Buyer, either directly or indirectly: (i) engage in business as a grain dealer whereby it purchases and resells grain as a principal in direct competition with Company, or (ii) own or operate any grain storage or delivery facility.

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(b) Exceptions. Notwithstanding the non-competition provision in Section 11.4(a): (i) Seller, and its subsidiaries shall have the right to engage in any grain dealer transactions if Company is offered the opportunity to participate in the transactions, with notice of such offer given to Buyer, and the Company is unwilling or unable to participate in the transactions; and (ii) if Company terminates or discontinues any program or service to any customer of Seller or its subsidiaries, then Seller or its subsidiaries may provide such service or program to such customer, either directly or indirectly.

(c) Nonsolicitation; Noninterference. During the Noncompetition Period, Seller hereby agrees not to: (i) solicit, induce or attempt to induce any employee of the Company to terminate his or her relationship with the Company or to otherwise become employed by Seller; or (ii) induce, attempt to induce, or assist others in inducing or attempting to induce any customer, supplier or other person or entity affiliated or doing business with the Company to terminate his, her or its relationship with the Company or in any other manner to interfere with the relationship between the Company and any such person or entity.

(d) Equitable Relief. Seller hereby agrees that money damages alone will not be a sufficient remedy for any breach of the provisions of this Section 11.4, and that in addition to all other remedies, Buyer shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and Seller waives the securing or posting of any bond in connection with such remedy.

(e) Reformation. If any of the covenants in this Section 11.4 is found by a court of competent jurisdiction to be invalid or unenforceable as against public policy or for any other reason, such court is directed to exercise its discretion to reform such covenant to the end that Seller shall be subject to noncompetition, nonsolicitation and noninterference covenants that are reasonable under the circumstances and are enforceable by Buyer.

11.5 EPCRS. The Parties agree that Seller and Company shall file or cause to be filed an application with the Internal Revenue Service under the Employee Plans Compliance Resolution System (“EPCRS”) with respect to Seller’s and Company’s adoptions of the Pension Plan. Seller and Company agree that each will take such steps as are necessary to maintain the qualified status of the Pension Plan as so adopted by them under Section 401(a) of the Code and otherwise provide a satisfactory resolution of any and all issues relating to the qualified and funded status of the Pension Plan, including but not limited to: (i) the Company’s potential participation in a “multiple employer plan” within the meaning of Section 413(c) of the Code; (ii) any actual or potential Liability under such multiple employer plan; (iii) the establishment, maintenance, and administration of the Pension Plan in compliance with the requirements of all laws, including ERISA, and, where applicable, Sections 401 and 412 of the Code and any other provisions of the Code related to any tax-favored treatment intended for the Pension Plan or applicable to plans or trusts of its type; (iv) whether any transactions involving the Pension Plan are, or have been, prohibited under ERISA, the Code, or any other Law; (v) whether all returns, reports, disclosure statements, and premium payments required to be made under ERISA and the Code with respect to the Pension Plan have been so made; and (vi) whether the Pension Plan is qualified under Section 401(a) of the Code and whether circumstances exist that are reasonably likely to adversely affect the tax-qualified status of the Pension Plan or result in the revocation of a Pension Plan determination letter from the Internal Revenue Service.

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11.6 Pension Plan.

(a)	General.

(i)	Effective immediately following the receipt of a compliance statement in response to the application described in Section 11.5 and the completion of all actions required by that statement (collectively, the “EPCRS Completion”), Company shall establish and maintain the Company’s Pension Plan for the benefit of the Active Employees of the Company.

(ii)	Pursuant to this Section 11.6, Seller shall cause assets and liabilities associated with benefits accrued by the Active Employees under the Seller’s Pension Plan as of a date (the “Transfer Date”) mutually agreeable to Seller and the Company, but in any event no later than 120 days following the date of the EPCRS Completion (the “Transferred Benefits”) to be transferred from the Seller’s Pension Plan to the Company’s Pension Plan as of the Transfer Date. This transfer shall be in accordance with the requirements of Section 414(l) of the Code and this Section 11.6.

(b)	414(l) Calculations.

(i)	Seller shall cause the enrolled actuary for Seller’s Pension Plan to reasonably and in good faith determine the amount necessary to satisfy the applicable requirements of Section 414(l) and 401(a)(12) of the Code with respect to the Transferred Benefits (the “Preliminary Transfer Amount”).

(ii)	Assumptions and Methods. In determining the Preliminary Transfer Amount, Seller’s actuary shall use the following assumptions and methods:

Interest Rate	The rates in effect for the month preceding the Transfer Date under PBGC Regulations Part 4044 Table I “Interest Rates used to Value Annuities and Lump Sums” of Appendix B of such Regulations

Life Expectancy	In accordance with the mortality assumptions used in single-employer plan terminations occurring on the Transfer Date as per PBGC Regulations 4044.53

Termination Prior to Retirement Age	None

Expected Retirement Ages	The rates used in single-employer plan terminations occurring on the Transfer Date as per PBGC Regulation 4044.55

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Expense Loading	Per PBGC Regulations Part 4044 Appendix C “Loading Assumptions”

(iii)	As soon as practicable, but in no event later than 15 days after the EPCRS Completion, Seller’s actuary shall deliver to the Company and the Company’s enrolled actuary a copy of its estimation of the Preliminary Transfer Amount, together with all work papers and other reasonably necessary supporting information in order to permit Company’s enrolled actuary to verify the Preliminary Transfer Amount, including a copy of the estimated valuation of the assets.

(c)	Review of Determination of Transfer Amount.

(i)	The Preliminary Transfer Amount shall be subject to the review of the Company and the Company’s actuary. In the event the Company or Company’s actuary disagrees with the Preliminary Transfer Amount or any data underlying such estimate, within 30 days after the delivery of such determination to the Company, the Company shall notify Seller in writing that it disputes the calculation, specifying the nature of the dispute and the basis therefore (the “Notice”).

(ii)	Seller and the Company and their respective actuaries shall attempt in good faith to reach agreement to resolve all of the disputes set forth in the Notice within 30 days after the Notice is given by the Company to Seller. If the difference between the Preliminary Transfer Amount and the Company’s actuary’s reasonable and good faith estimate of the amount necessary to satisfy the applicable requirements of Section 414(l) and 401(a)(12) of the Code with respect to the Transferred Benefits (the “Company’s Estimate”) is no more than 2% of the Preliminary Transfer Amount, the Preliminary Transfer Amount shall be controlling. If the difference between the Preliminary Transfer Amount and the Company’s Estimate is more than 2% of the Preliminary Transfer Amount, and Company’s and Seller’s enrolled actuaries cannot resolve all disputes with respect to such estimates within such 30-day period, Seller and Company shall jointly select a third, impartial actuary from a nationally recognized actuarial firm (the “Actuary Arbitrator”) who promptly, but no later than 45 days after his or her selection, shall review and resolve all such disputes. The cost of the Actuary Arbitrator shall be shared equally by Seller and Company. Such Actuary Arbitrator’s determination with respect to such disputes shall be final and conclusive for all purposes.

(ii)	The Preliminary Transfer Amount agreed to under (i) above or determined under (ii) above, as applicable, shall, for (d) below, be considered the “Transfer Amount.”

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(d)	Transfer of Assets/Liabilities.

(i)	On or not later than 15 days following the Transfer Date and subject to (ii) below, Seller shall cause the Transfer Amount to be transferred in cash or cash equivalents from Seller’s Pension Plan to Company’s Pension Plan (such date of transfer being the “Actual Transfer Date”). The Company shall cause Company’s Pension Plan to accept such transfers and, except as otherwise provided in Section 10.1, to assume all liabilities relating to the Transferred Benefits.

(ii)	Within fifteen (15) days of the Actual Transfer Date, Seller shall cause Seller’s Trustee to remit to Company’s Trustee or Company shall cause Company’s Trustee to remit to Seller’s Trustee, as appropriate: (A) an amount equal to the difference between the Transfer Amount and the amount that would have been transferred if the Transfer Amount had been calculated on and as of the Actual Transfer Date; plus (B) earnings on such amount at the actual earnings rate of Seller’s Pension Plan’s assets for the period between the Actual Transfer Date and the date such difference is paid to Company’s Trustee or Seller’s Trustee, as reasonably determined by Seller and Company (and their respective actuaries) or, if an Actuary Arbitrator has been engaged, the Actuary Arbitrator; plus (C) earnings on any amounts transferred that were not included in the Transfer Amount, calculated at the actual earnings rate of Seller’s Pension Plan’s assets through the date such difference is paid to Company’s Trustee or Seller’s Trustee, as reasonably determined by Seller and Company (and their respective actuaries) or, if an Actuary Arbitrator has been engaged, the Actuary Arbitrator (the sum of (A), (B), and (C) being the “Final Transfer Amount”). In the event there is any dispute as to the calculation of the final Transfer Amount as calculated and adjusted pursuant to this paragraph, Seller and Company and their respective actuaries shall make all reasonable efforts to resolve such disputes under procedures similar to those set forth in Section 11.6(c) above, including, if necessary, submitting the disputes to the Actuary Arbitrator.

(iii)	Seller and Company shall timely file Forms 5310-A in respect to the transfers contemplated by this Section 11.6 if required by Law.

(iv)	Notwithstanding any provision in this Agreement to the contrary, the transfers of the Transfer Amount, Final Transfer Amount and Transferred Benefits from Seller’s Pension Plan are subject to the receipt by Seller of, and no such transfers shall be made unless Seller has received: (i) evidence reasonably satisfactory to it that Company has timely completed all governmental filings or submissions needed in order for Company’s Pension Plan to receive a transfer of assets from Seller’s Pension Plan, including but not limited to Forms 5310-A, and (ii) an IRS determination letter or opinion letter, or an opinion of Company’s counsel in a form satisfactory to Seller, at Seller’s sole discretion, to the effect that Company’s Pension Plan as in effect on the date of the transfer satisfies the qualification requirements under Section 401(a) of the Code, and (iii) the EPCRS Completion.

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(v)	In any event, if any transfer of assets is to take place on any Saturday, Sunday or legal holiday, the assets shall be transferred on the next following business day.

(e)	The Company has been accruing a liability of $12,500 per month for Pension Plan funding. The accumulated accrual as of May 31, 2007, would otherwise be $337,500, but this amount will be reduced to $280,000 as of May 31, 2007. After Closing, the Parties and the Company intend that the monthly accrual will continue at the rate of $12,500 per month until the transfer of Pension Plan assets under Section 11.6 is complete.

SECTION 12

MISCELLANEOUS

12.1 Definitions. When used in this Agreement, the following terms in all of their tenses and cases shall have the meanings assigned to them below or elsewhere in this Agreement as indicated below:

“Acquired Equity” has the meaning set forth in Recital C.

“Active Employees” means the Seller’s Pension Plan participants who are actively employed by the Company as of the Transfer Date and the day following the Transfer Date.

“Affiliate” of any Person means any person directly or indirectly controlling, controlled by, or under common control with, any such Person and any officer, director or controlling person of such Person, and any relative by blood or marriage of any such Person.

“Agreement” means this Equity Purchase Agreement, including the Schedules and Exhibits hereto.

“Buyer” has the meaning set forth at the beginning of this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 10.3.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Payment” has the meaning set forth in Section 2.3.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA or Section 4980B(f) of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meanings set forth at the beginning of this Agreement.

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“Company Balance Sheet” has the meaning set forth in Section 5.4.

“Company’s Pension Plan” means The Restated Noncontributory Retirement Plan for Cooperatives maintained solely for the benefit of the Company’s employees and established in connection with the application described in Section 11.5.

“Contract” means any commitment, understanding, instrument, lease, pledge, mortgage, indenture, note, license, agreement, purchase or sale order, contract, promise, or similar arrangement evidencing or creating any obligation, whether written or oral.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Statements” has the meaning set forth in Section 5.4.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any foreign, federal, state, regional or local authority, agency, body, court or instrumentality.

“Insurance Policies” has the meaning set forth in Section 5.22.

“Intellectual Property Rights” means trade names, trademarks and service marks, and any registrations and applications for any of the foregoing, works of authorship and any copyrights related thereto and any registrations and applications therefor, inventions, discoveries, designs, industrial models and all United States and foreign patent rights covered by, disclosed in or otherwise related thereto and any registrations and applications therefor and all reissues, divisions, continuations-in-part, re-examinations and extensions thereof, and any know-how, trade secrets under common law and as defined by statute under the Laws of any applicable jurisdiction (including customer lists), processes, technology, discoveries, shop rights, unpatented inventions and designs, formulae and procedures and other intellectual property, including, but not limited to, documentation relating to any of the foregoing, and the right to sue for past infringement or improper, unlawful or unfair use of disclosure thereof and the right to apply for patent, design or similar protection therefor anywhere in the world.

“Knowledge” of either party means (i) the actual knowledge of any officer or director of such party and (ii) the knowledge any of such persons would have had after making reasonable inquiry of the personnel and diligent investigation of the books and records of such party and the Company.

“Law” means any federal, state, local or foreign law, statute, ordinance, rule, order or regulation.

“Liability” or “Liabilities” means any Loss, liability, or obligation of any nature whatsoever, whether known or unknown, asserted or unasserted, accrued or unaccrued, absolute or contingent, due or to become due, liquidated or unliquidated.

24.

“Lien” means any lien, charge, covenant, condition, easement, adverse claim, demand, restriction, limitation, mortgage, security interest, option, pledge, title defect, or any other encumbrance of any kind, nature or description whatsoever.

“Losses” means any and all actual losses, claims, actions, damages, liabilities, Taxes, obligations, fines, proceedings and deficiencies and any and all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements and costs of investigation.

“Material Adverse Effect” means a material adverse effect on the business, financial condition or results of operations.

“Party” and “Parties” have the meanings set forth at the beginning of this Agreement.

“Pension Plan” or “Seller’s Pension Plan” means The Restated Noncontributory Retirement Plan for Cooperatives maintained, in part, for the benefit of the Seller’s and the Company’s employees.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Pre-Close Qualified Plan Matters” shall mean: (i) the liability equal to the minimum amount that would have been required to be contributed to Company’s Pension Plan under Code Section 412 or 430 (in addition to the assets that would have been required to be transferred to the Company’s Pension Plan from the Seller’s Pension Plan in a manner consistent with Code Section 414(l) and ERISA Section 4044) during the plan year in which Closing occurs (and any subsequent plan years that end before the plan year in which occurs the transfer of assets and liabilities described in Section 11.6) if the Company’s Pension Plan had existed at Closing and the transfer under Section 11.6 hereof had occurred at Closing, provided that such liability shall be reduced by the amount of the accumulated accrual and additional monthly accruals described in Section 11.6(e); (ii) any funding obligations that the Internal Revenue Service requires to be paid as a prerequisite to securing a compliance statement under the application described in Section 11.5; and (iii) any other Liabilities arising as a result of the operation of the Plan prior to the Closing.

“Purchase Price” has the meaning set forth in Section 2.2.

“Savings Plan” means The Restated Thrift/Profit Sharing Plan for Cooperatives maintained, in part, for the benefit of the Company’s employees.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth at the beginning of this Agreement.

25.

“Seller Indemnified Parties” has the meaning set forth in Section 10.2.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including Taxes under Code Sec. 59A), custom duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, minimum, estimated, or other Tax or governmental charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim or refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Units” has the meaning set forth in Recital A.

12.2 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law (in which case the disclosing Party will use its reasonable best efforts to notify the other Party prior to making the necessary disclosure).

12.3 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, and their respective successors and permitted assigns.

12.4 Entire Agreement. This Agreement and the agreements explicitly referred to herein are the exclusive statement of the agreement among the Parties concerning the subject matter hereof. All negotiations, disclosures, discussions and investigations relating to the subject matter of this Agreement are merged into this Agreement, and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, relating to the subject matter of this Agreement, other than those included herein or in the agreements and documents referred to in this Agreement.

12.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party. Notwithstanding the foregoing, Buyer may collaterally assign its rights with respect to this Agreement and the transactions contemplated herein to its lender(s) if required to do so by same.

12.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

12.7 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way, the meaning or interpretation of this Agreement.

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12.8 Notices. All notices, waivers, demands, approvals, consents and other communications hereunder (each, a “Notice”) shall be in writing and shall be deemed to have been duly given if signed by the respective Person giving such Notice (in the case of any corporation the signature shall be by an authorized officer thereof) on the first business day following receipt of hand delivery, certified or registered mail (return receipt requested), or telecopy transmission and provided that the original copy thereof also is sent by certified or registered mail with confirmation of transmission, or the next business day after deposit with a nationally recognized overnight delivery service, addressed as follows:

If to Buyer, to:	Agrex, Inc.
13220 Metcalf, Suite 250
Overland Park, Kansas 66213
Attention: Kisho (“Shawn”) Tsuruta
Telecopy: 913-851-6290

With a copy to:	Calfee, Halter & Griswold LLP
800 McDonald Investment Center, Suite 1400
Cleveland, Ohio 44114
Attention: Peter J. Comodeca, Esq.
Telecopy: 216-241-0816

If to Seller, to:	FCStone Group, Inc.
2829 Westown Parkway, Suite 100
West Des Moines, Iowa 50266
Attention: Paul G Anderson
Telecopy: 515- 223-7424

with a copy to:	Dickinson, Mackaman, Tyler & Hagan, PC
699 Walnut Street, Ste 1600
Des Moines, Iowa 50309
Attention: Richard A. Malm
Telecopy: 515-246-4550

12.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware exclusive of the conflict of law principles thereof.

12.10 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to Closing. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing, make reference to this Agreement and be signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

12.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

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12.12 Expenses. Except to the extent otherwise specifically provided herein, Buyer will be responsible for its fees and expenses incurred in connection with its efforts to consummate the transactions contemplated hereby, and Seller will be responsible for its fees and expenses incurred in connection with its efforts to consummate the transactions contemplated hereby.

12.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word “including” shall mean including without limitation.

12.14 Pronouns. The use of a particular pronoun herein shall not be restrictive as to gender or number but shall be interpreted in all cases as the context may require.

12.15 Time Periods. Any action required hereunder to be taken within a certain number of days shall be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a weekend or a holiday, the period during which such action may be taken shall be automatically extended to the next business day.

12.16 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

AGREX INC.

By:	/s/ Shinsuke Tokue

Its:	President & CEO

(“Buyer”)

FCSTONE GROUP, INC.

By:	/s/ Paul G. Anderson

Its:	President & CEO

(“Seller”)

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